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                                                       Exhibit 23



                 CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
US Airways Group, Inc.:

We consent to the use of our report dated June 6, 1997, on the statements of net assets available for plan benefits as of December 31, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for the years then ended for the USAir, Inc. Employee Savings Plan (the "Plan") included in the Annual Report on Form 11-K relating to the Plan filed by US Airways Group, Inc. for the years ended December 31, 1996 and 1995, and to the incorporation by reference of such report in the Registration Statement, as amended, on Form S-8 pertaining to the Plan (File No. 33-44835).



                                            KPMG Peat Marwick LLP


Washington, D.C.
June 30, 1997





























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